June 18, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

              We have read the statements made by Community Banks of Georgia, Inc. (the “Company”) which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report dated June 18, 2004. We agree with the statements concerning our firm in such Form 8-K.

Sincerely,

PORTER KEADLE MOORE, LLP